SALOMON SMITH BARNEY INC.
                            390 GREENWICH STREET
                          NEW YORK, NEW YORK 10013

HELLER FINANCIAL, INC.                     FLEET RETAIL FINANCE INC.
500 WEST MONROE STREET                     40 BROAD STREET, 10TH FLOOR
CHICAGO, ILLINOIS  60661                   BOSTON, MASSACHUSETTS  02109



                                                   April 10, 2000



Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention:  Mr. Robert G. Miller
            Chairman of the Board of Directors
            and Chief Executive Officer

                               PROJECT SHIELD
               $1,000,000,000 SENIOR SECURED CREDIT FACILITY
                             COMMITMENT LETTER

Ladies and Gentlemen:

Rite Aid Corporation ("Rite Aid") has advised Citi/SSB, Heller and Fleet (as defined below) that Rite Aid desires to establish the Senior Facility (as defined in Exhibit A) in connection with the transactions described in Exhibit A hereto (the "Transaction Description"). Capitalized terms used in this Commitment Letter but not defined herein shall have the meanings given to them in the Transaction Description.

Subject to the terms and conditions described in this Commitment Letter (including Exhibits A, B and C hereto), and in the Fee Letters referred to below, Citi/SSB, Heller and Fleet are pleased to inform Rite Aid of their several commitments to provide the following principal amounts of the Senior Facility:


Citi/SSB                             $500,000,000
Heller                               $250,000,000
Fleet                                $250,000,000
                                  ------------------
TOTAL                              $1,000,000,000

Each of Citi/SSB, Heller and Fleet shall be liable only for its own commitment hereunder, and shall not have any liability with respect to the commitment of any other party.

The commitments of Citi/SSB, Heller and Fleet hereunder will be irrevocably reduced by the amount of the commitments of any other prospective Senior Lenders (as defined below) which execute commitments relating to the Senior Facility to the extent expressly stated in such commitment of such other prospective Senior Lenders. Such reductions will be allocated among the commitments of Citi/SSB, Heller and Fleet as agreed by them.

For purposes of this Commitment Letter, "Citi/SSB" shall mean Citicorp North America, Inc. and/or any affiliate thereof, including Salomon Smith Barney Inc. ("SSBI"), as Citi/SSB shall determine to be appropriate to provide the services contemplated herein. "Heller" means Heller Financial, Inc. or any affiliate thereof that it so designates. "Fleet" means Fleet Retail Finance Inc. or any affiliate thereof. Citi/SSB, Heller and Fleet are referred to collectively as the "Agents".

1. CONDITIONS PRECEDENT. The commitments of Citi/SSB, Heller and Fleet hereunder are subject to:

      (a) The Agents' completion of, and satisfaction in all respects with, the results of its ongoing due diligence investigation of the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects and material agreements of Rite Aid. The Agents expect that the due diligence investigation, which is underway, will be completed by April 30, 2000.

      (b) The preparation, execution and delivery of definitive documentation with respect to the Senior Facility, including a credit agreement, security agreements and guarantees incorporating substantially the terms and conditions outlined in this Commitment Letter and otherwise reasonably satisfactory to the Agents and Citi/SSB's counsel (the
"Operative Documents"), on or before May 31, 2000.

      (c) There not having occurred any material adverse change in the revenues, store operations, inventory, accounts receivable, business or prospects of Rite Aid and its subsidiaries taken as a whole, or to Rite Aid's knowledge, in any relationship with any vendor or third party insurance payor of Rite Aid or any of its subsidiaries, taken as a whole, since November 2, 1999, other than, in each case, as publicly disclosed before the date of this Commitment Letter.

      (d) There not having occurred any disruption of or change in loan syndication, financial, banking or capital market conditions that, in the judgment of the Agents, could materially impair the syndication of the Senior Facility or the completion of the Exchange Offer.

      (e) The accuracy and completeness of all representations that Rite Aid and its affiliates make to the Agents and all information that Rite Aid and its affiliates furnish to the Agents.

      (f) The payment in full of all fees, expenses and other amounts payable under this Commitment Letter and the Engagement Letter.

      (g) The Agents' satisfaction in all respects with (i) the structure of the Transactions and all related tax, legal and accounting matters, (ii) the material terms of the Transactions and of all agreements and instruments to be entered into in connection with the Transactions and
(iii) the capitalization, structure and equity ownership of Rite Aid and its subsidiaries after giving effect to the Transactions.

      (h) The Agents' satisfaction that Rite Aid is not subject to material contractual or other material restrictions that would be violated by the Transactions, including the granting of security interests and guarantees and the payment of dividends by subsidiaries.

      (i) The Agents' reasonable satisfaction with the timing and schedule for the Transactions.

      (j) The execution, delivery and compliance with the terms of (i) this Commitment Letter, and (ii) the Senior Facility Fee Letter, each in form and substance satisfactory to the Agents.

      (k) The execution, delivery and compliance with the terms of (i) the Engagement Letter, and (ii) the Engagement Fee Letter, each of which will be in form and substance satisfactory to Citi/SSB.

      (l) The completion of the Debt Modification on substantially similar terms and conditions as those described in this Commitment Letter
(including Exhibits A, B and C hereto).

      (m) The prompt delivery to the Agents of a three year business plan of Rite Aid which shall be satisfactory in all material respects to the Agents.

      (n) The Agents' receipt of valuations and appraisals of the Collateral by an independent appraisal firm satisfactory to the Agents which valuations and appraisals shall be satisfactory to Agents.

      (o) Citi/SSB's completion of a field examination of the Collateral, the results of which shall be satisfactory to the Agents.

      (p) The absence of (i) any development in any Current Litigation (as defined in Exhibit A) after the date hereof, and (ii) any other actual or threatened litigation that, in case of either clause (i) or (ii) in the Agents' sole judgment, could impair the validity, enforceability or priority of the security interests to be granted in favor of the Senior Lenders under the Operative Documents.

      (q) The absence of (i) any development in any Current Litigation after the date hereof, and (ii) any other actual or threatened litigation that, in case of either clause (i) or (ii) in the Agents' sole judgment, could impair the syndication of the Senior Facility or the completion of the Exchange Offer.

Please note that the terms and conditions of Citi/SSB's, Heller's and Fleet's commitments hereunder are not limited to those set forth in this Commitment Letter and that those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.

2. COMMITMENT TERMINATION. The commitments set forth in this Commitment Letter will terminate on the earlier of May 31, 2000 and the date of execution and delivery of the Operative Documents. Before such date, the Agents may terminate this Commitment Letter if any event occurs or information becomes available that, in their reasonable judgment, results or is likely to result in the failure to satisfy any condition set forth in
Section 1.

3. SYNDICATION. Each of the Agents reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions, in consultation with Rite Aid, that will become parties to the Operative Documents pursuant to syndications to be managed by SSBI (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Senior Lenders"). Rite Aid understands that SSBI intends to commence such syndication of the Senior Facility promptly and that SSBI may elect to appoint one or more syndication agents to direct such syndication efforts on its behalf.

SSBI will act as the lead syndication agent with respect to the Senior Facility and will manage all aspects of the syndications in consultation with Rite Aid, including the timing of all offers to potential Senior Lenders, the determination of all amounts offered to potential Senior Lenders, the selection of Senior Lenders, the allocation of commitments among the Senior Lenders, the assignment of any titles and the compensation to be provided to the Senior Lenders.

Rite Aid shall take all action that SSBI may reasonably request to assist it in forming syndicates acceptable to SSBI and Rite Aid. Rite Aid's assistance in forming such syndicates shall include but not be limited to:
(i) making senior management, representatives and advisors of Rite Aid available to participate in informational meetings with potential Senior Lenders at such times and places as SSBI may reasonably request; (ii) using its reasonable best efforts to ensure that the syndication efforts benefit from Rite Aid's existing lending relationships; (iii) assisting (including using its best efforts to cause its affiliates and advisors to assist) in the preparation of a confidential information memorandum for the Senior Facility and other marketing materials to be used in connection with the syndications; and (iv) promptly providing SSBI with all information reasonably deemed necessary by it to successfully complete the syndications, and which in the case of financial information, is reasonably available to Rite Aid.

To ensure an orderly and effective syndication of the Senior Facility, Rite Aid agrees that, from the date hereof until the termination of the syndications (as determined by SSBI), it will not and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of SSBI other than as contemplated by the Transactions; provided, that the foregoing shall not limit Rite Aid's ability to issue privately placed equity.

Rite Aid agrees that (a) Citicorp USA, Inc. will act as the sole administrative agent for the Senior Facility, (b) SSBI will act as sole arranger and book manager for the Senior Facility, and (c) Heller and Fleet will act as co-syndication agents for the Senior Facility. No additional agents, co-agents, arrangers or co-arrangers, will be appointed, or other titles conferred, without the consent of SSBI. Rite Aid agrees that no Senior Lender will receive any compensation of any kind for its participation in the Senior Facility, except as expressly provided in the Fee Letters or in Exhibit A, B or C.

4. FEES. In addition to the fees described in Exhibits B and C, Rite Aid will pay the fees set forth in the fee letter relating to the Senior Facility dated the date hereof between Rite Aid and the Agents (the "Senior Facility Fee Letter"), and the fee letter dated the date hereof between Rite Aid and Citi/SSB (the "Engagement Fee Letter", and together with the Senior Facility Fee Letter, the "Fee Letters"). The terms of the Senior Facility Fee Letter are an integral part of the Agents' commitments hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letters and Exhibits B and C shall be nonrefundable when paid.

5. INDEMNIFICATION. Rite Aid agrees to indemnify and hold harmless the Agents, each Senior Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Person") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person, (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the Transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Senior Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Rite Aid, any of its directors, securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the Transactions contemplated hereby are consummated.

No Indemnified Person shall have any liability (whether in contract, tort or otherwise) to Rite Aid or any of its directors, securityholders or creditors for or in connection with the Transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages including, without limitation, any loss of profits, business or anticipated savings) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct.

If any litigation or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against Rite Aid pursuant to this Section 5, such Indemnified Person shall promptly notify Rite Aid in writing of the commencement of such litigation or proceeding, but the failure so to notify Rite Aid shall relieve Rite Aid from any liability which it may have hereunder only if, and to the extent that, it has been materially prejudiced by such failure and will not in any event relieve Rite Aid from any other obligation or liability that it may have to any Indemnified Person other than under this Commitment Letter. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify Rite Aid in writing of the commencement of such litigation or proceeding, Rite Aid shall be entitled to participate in such litigation or proceeding, and, after written notice from Rite Aid to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment; and provided further, however, that Rite Aid shall not have the right to assume the defense of any litigation or proceeding related to the security interests granted in favor of the Senior Lenders or the validity or enforceability of the documentation for the Senior Facility. Notwithstanding the election of Rite Aid to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and Rite Aid shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, Rite Aid shall not be required to bear the fees, costs and expenses of more than one such counsel except where such Indemnified Person requires local counsel, in which case Rite Aid shall also be required to bear the fees, costs and expenses of such local counsel) if (i) the use of counsel chosen by Rite Aid to represent such Indemnified Person would present such counsel with a conflict of interest (based upon written advice of counsel to the Indemnified Person), (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and Rite Aid, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to Rite Aid (in which case Rite Aid shall not have the right to direct the defense of such action on behalf of the Indemnified Person), (iii) Rite Aid shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of the Indemnified Person's reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding or (iv) Rite Aid shall authorize in writing such Indemnified Person to employ separate counsel at the expense of Rite Aid. In any action or proceeding the defense of which Rite Aid assumes, the Indemnified Person shall have the right to participate in such litigation and retain its own counsel at such Indemnified Person's own expense. Each Indemnified Person agrees to use all reasonable efforts to cooperate in the defense of any action or proceeding pursuant to which a claim for indemnification is made under this Section 5.

No Indemnified Person seeking indemnification under this Commitment Letter shall, without Rite Aid's prior written consent (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder.

6. COSTS AND EXPENSES. Rite Aid shall pay or reimburse (a) each of Heller and Fleet on demand for all reasonable out-of-pocket costs and expenses incurred by each of them (whether incurred before or after the date hereof) in an aggregate amount not to exceed $50,000 each, and (b) Citi/SSB on demand for all reasonable out-of-pocket costs and expenses incurred by Citi/SSB (whether incurred before or after the date hereof), in each case in connection with the Senior Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection (which costs and expenses will be documented in reasonable detail), including the reasonable fees and disbursements of counsel (whether incurred before or after the date hereof), whether or not any of the Transactions contemplated hereby are consummated. Rite Aid further agrees to pay all costs and expenses of Citi/SSB (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

7. CONFIDENTIALITY. By accepting delivery of this Commitment Letter, Rite Aid agrees that this Commitment Letter is for its confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person other than its officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the Transactions contemplated hereby. Notwithstanding the foregoing, following Rite Aid's acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to Citi/SSB as provided below, (i) Rite Aid may file a copy of this Commitment Letter (other than the Fee Letters) in any public record in which it is required by law to be filed and (ii) Rite Aid may make such other public disclosures of the terms and conditions hereof as
(a) Rite Aid is required by law, in the opinion of its counsel, to make and
(b) may be necessary or advisable in connection with the Transactions.

8. REPRESENTATIONS AND WARRANTIES. Rite Aid represents and warrants that
(i) all information (other than financial projections) that has been or will hereafter be made available to the Agents, any Senior Lender or any potential Senior Lender by or on behalf of Rite Aid or any of its representatives in connection with the Transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of Rite Aid or any of its representatives and made available to the Agents, any Senior Lender or any potential Senior Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Agents. If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then Rite Aid will promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances.

In issuing this Commitment Letter and in arranging the Senior Facility including the syndication of the Senior Facility, the Agents will be entitled to use, and to rely on the accuracy of, the information furnished to it by or on behalf of Rite Aid or any of its representatives without responsibility for independent verification thereof.

9. NO THIRD PARTY RELIANCE, ETC. The agreements of the Agents hereunder and of any Senior Lender that issues a commitment to provide financing under the Senior Facility are made solely for the benefit of Rite Aid and may not be relied upon or enforced by any other person (other than Indemnified Persons pursuant to Section 5). This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

10. SHARING INFORMATION. Rite Aid acknowledges that the Agents may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the Transactions described herein and otherwise may conflict with Rite Aid's interests. Consistent with the Agents' policy to hold in confidence the affairs of its customers, the Agents will not furnish confidential information obtained from Rite Aid or its affiliates to any of its other customers. Furthermore, the Agents will not use in connection with the Transactions contemplated hereby, or furnish to Rite Aid, confidential information obtained by the Agents from any other person.

11. ASSIGNMENTS. Rite Aid may not assign this Commitment Letter or the Agents' commitments hereunder without the Agents' prior written consent, and any attempted assignment without such consent shall be void.

12. AMENDMENTS. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

13. GOVERNING LAW, ETC. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 3 through 8, 10, 13 and 14 shall survive the expiration or termination of this Commitment Letter whether or not the Operative Documents shall be executed and delivered, but, after the effectiveness of the Operative Documents, only to the extent not inconsistent with the Operative Documents.

14. WAIVER OF JURY TRIAL. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the Transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate your acceptance of the provisions hereof by (i) signing the enclosed copy of this Commitment Letter and the Fee Letters and returning them to Jeffrey A. McDermott, Managing Director, Salomon Smith Barney Inc., 390 Greenwich Street, New York, New York 10013 (telecopier: (212) 816-6591), with a copy to Richard D. Banziger, Director (telecopier: (212) 723-8544) and (ii) making the deposits and advance payments contemplated by the Engagement Fee Letter in respect of costs and expenses to be paid or reimbursed pursuant to Section 6 hereof, in each case at or before 5:00 p.m. (New York City time) on April 11, 2000, at which time the commitment of the Agents set forth above (if such acceptance, deposits and payments have not occurred prior thereto) will expire.

If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.


                                             Very truly yours,

                                             CITICORP NORTH AMERICA, INC.,


                                             By__________________________
                                             Name:
                                             Title:  Vice President


                                             SALOMON SMITH BARNEY INC.,

                                             By__________________________
                                             Name:
                                             Title:   Managing Director


                                             HELLER FINANCIAL, INC.,

                                             By__________________________
                                             Name:
                                             Title:


                                             FLEET RETAIL FINANCE INC.,

                                             By__________________________
                                             Name:
                                             Title:

ACCEPTED AND AGREED on April 11, 2000:

RITE AID CORPORATION,

By_______________________
Name:
Title:




                                                      CONFIDENTIAL EXHIBIT A
April 10, 2000



                               PROJECT SHIELD
               $1,000,000,000 SENIOR SECURED CREDIT FACILITY
                          TRANSACTION DESCRIPTION

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter relating to this Transaction Description. The following transactions are referred to herein as the "Transactions".

        1. Rite Aid will obtain a new senior secured credit facility in an aggregate principal amount of $1,000,000,000 (the "Senior Facility"), which shall be unconditionally guaranteed by its subsidiaries and secured by a first priority security interest in the Collateral (as described in Exhibit B to the Commitment Letter).

        2.  Rite Aid will provide its lenders with respect to each of:

                (a) the indebtedness under Rite Aid's $1,300,000,000 Term Loan Agreement dated as of October 25, 1999 (the "PCS Facility");

                (b) the indebtedness under Rite Aid's $1,000,000,000 Amended and Restated Credit Agreement dated as of October 25, 1999 (the "RCF Facility");

                (c) the indebtedness in the amount of approximately $35,000,000 represented by the 7.30% Senior Secured Notes due February 28, 2002 (the "Prudential Note") issued by Finco, Inc. and guaranteed by Rite Aid; and

                (d) the indebtedness in the amount of approximately $270,000,000 under the Term Loan Agreement dated as of October 27, 1999 (the "MGT Term Note", and together with the indebtedness described under clauses (a) through (c) above, the "Agreement Debt"), the option (the "Debt Exchange Option") to exchange (the "Debt Exchange") a portion of such Agreement Debt (the "Exchangeable Debt") for a combination of (x) shares of common stock, par value $.01 per share (the "Common Stock"), of Rite Aid with an aggregate value equal to 50% of the aggregate principal amount of the Exchangeable Debt (based on a price per share of Common Stock of $5.50), together with registration rights to be agreed upon, and (y) indebtedness in an aggregate principal amount equal to 50% of the principal amount of the Exchangeable Debt (the "Exchange Debt"). The maximum aggregate amount of Exchangeable Debt that will be eligible for the Debt Exchange shall be equal to the product of two multiplied by the value of 20% of the outstanding Common Stock of Rite Aid prior to the Debt Exchange. J.P. Morgan shall have the first right to participate in the Debt Exchange with respect to up to 100% of its outstanding loans to Rite Aid, and the remaining lenders with respect to the Agreement Debt shall be permitted to participate in the Debt Exchange on a pro rata basis.

        The terms of the Exchange Debt will include (i) a first priority security interest in certain specified collateral, including a portion of Rite Aid's prescription files to be agreed before the initial funding date under the Senior Facility, with a value equal to the aggregate principal amount of such Exchange Debt, (ii) a silent second priority lien on the Collateral that will be shared with the Agreement Debt, the Synthetic Leases (as described below) and the Exchange Notes (as described below) on a pari passu basis, (iii) with respect to any Agreement Debt that constitutes Exchangeable Debt, the right to any liens on pledged stock (i.e., the PCS stock and drugstore.com stock) such lenders were entitled to under the Agreement Debt and (iv) a maturity date of August 15, 2002.

        3. To the extent the Agreement Debt has not been exchanged for Exchange Debt and shares of Common Stock in connection with the Debt Exchange, Rite Aid will modify the terms of, and obtain the appropriate amendments to, the Agreement Debt, in order to, among other things, provide for the extension of the maturity date of the Agreement Debt to August 15, 2002, modify certain existing covenants and provide that the Agreement Debt shall be secured by a silent second priority lien on the Collateral that will be shared with the Exchange Debt, the Exchange Notes and the Synthetic Leases on a pari passu basis (the "Agreement Debt Modification").

        4. Rite Aid will modify the terms of, and obtain the appropriate amendments to, certain synthetic leases in an aggregate amount of approximately $214,000,000 (the "Synthetic Leases") in order to, among other things, provide for the modification of certain covenants and provide that the Synthetic Leases shall be secured by a silent second priority lien on the Collateral that will be shared with the Exchange Debt, the Exchange Notes and the Agreement Debt on a pari passu basis (the "Synthetic Lease Modification").

        5. Rite Aid will seek to exchange not less than 85% of its senior indenture debt (the "Senior Notes") consisting of $200,000,000 of unsecured 5.50% fixed rate senior notes due 2000 (the "5.50% Notes") and $350,000,000 of unsecured 6.70% notes due 2001 (the "6.70% Notes", and together with the 5.50% Notes, the "Existing Notes") in an exchange offer in accordance with
Section 4(2) of the Securities Act of 1933 (the "Securities Act"), made only to Qualified Institutional Buyers or institutional Accredited Investors (as such terms are defined in the rules and regulations under the Securities Act), at par, for new senior notes (the "Exchange Notes") maturing on September 15, 2002 and having, among other things, the same silent second priority lien on the Collateral that will be shared with the Agreement Debt, the Exchange Debt and the Synthetic Leases on a pari passu basis (the " Exchange Offer", and together with the Debt Exchange, the Synthetic Lease Modification and the Agreement Debt Modification, the "Debt Modification").

        6. All outstanding uncollected receivables to be collected by Rite Aid as collection agent (the "Obligations to be Repurchased") under its accounts receivable securitization facility (the "Securitization Facility") will be repurchased by the seller thereof from the purchaser thereof and the Securitization Facility terminated.

        7. Costs and expenses (including, without limitation, all fees and amounts payable under the Fee Letters) incurred in connection with the foregoing transactions will be paid in an amount approximately equal to $60,000,000 (the "Transaction Costs").

        8. The estimated sources and uses of the funds necessary to consummate the Transactions are set forth in Annex I hereto (the "Sources and Uses of Funds").




                                                                    ANNEX  I
                                                  to Transaction Description



                               PROJECT SHIELD
               $1,000,000,000 SENIOR SECURED CREDIT FACILITY
                         SOURCES AND USES OF FUNDS


                     SOURCES                                                 USES
---------------------------------------------     -------------------------------------------------
Senior Facility                $1,000,000,000     Obligations to be                 $   300,000,000
                                                  Repurchased
Exchange Notes                 $  550,000,000     Existing Notes                    $   550,000,000
                                                  Transaction Costs                 $    60,000,000
                                                  Availability for Working
                                                      Capital, Capital
                                                      Expenditures and
                                                      other permitted
                                                      General Corporate
                                                      Purposes                      $   640,000,000
                      ------------------------                                      ---------------

TOTAL SOURCES                  $1,550,000,000     TOTAL USES                        $ 1,550,000,000
                      ========================                                      ===============




                                                        CONFIDENTIAL EXHIBIT B
April 10, 2000



                               PROJECT SHIELD
               $1,000,000,000 SENIOR SECURED CREDIT FACILITY
                 SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter and the Transaction Description relating to this Summary of Principal Terms and Conditions.

BORROWER:                              Rite Aid Corporation, a Delaware
                                       corporation.

TRANSACTIONS:                          As described in the Transaction
                                       Description.

ADMINISTRATIVE AGENT:                  Citicorp USA, Inc., or an affiliate
                                       thereof designated by SSBI (in its
                                       individual capacity "CUSA" and in
                                       its capacity as Administrative
                                       Agent, the "Administrative Agent").

COLLATERAL AGENT:                      CUSA (in its capacity as Collateral
                                       Agent, the "Collateral Agent").

SYNDICATION AGENTS:                    SSBI, Heller Financial, Inc. and
                                       Fleet Retail Finance Inc. (together
                                       with the Administrative Agent and
                                       Collateral Agent, the "Agents").

LEAD ARRANGER AND
SOLE BOOK MANAGER:                     Salomon Smith Barney Inc. ("SSBI" or
                                       the "Arranger").

SENIOR LENDERS:                        A syndicate of financial
                                       institutions arranged by SSBI (the
                                       "Senior Lenders").

SENIOR FACILITY:                       (A) Senior Secured Term Loan
                                       Facilities in an aggregate principal
                                       amount of $500,000,000 (the "Term
                                       Facilities"), such aggregate
                                       principal amount to be allocated, as
                                       determined by the Arranger in its
                                       discretion, entirely to or between
                                       one or more term loan facilities.

                                       (B) A Senior Secured Revolving
                                       Credit Facility in an aggregate
                                       principal amount of $500,000,000
                                       (the "Revolving Facility").

                                       (C) Up to $100,000,000 of the
                                       Revolving Facility will be available
                                       as a letter of credit subfacility.

                                       (D) An amount to be agreed, but no
                                       less than $50,000,000, of the
                                       Revolving Facility will be available
                                       as an uncommitted swing line
                                       facility. Swing line loans must be
                                       repaid not later than seven days
                                       after being drawn and may not be
                                       refinanced with swing line loans.

PURPOSE AND AVAILABILITY:              The Term Facilities will be fully
                                       drawn on the date on which the
                                       conditions to the initial borrowing
                                       specified below are satisfied (the
                                       "Initial Funding Date"). The
                                       Revolving Facility will be available
                                       on and after the Initial Funding
                                       Date and at any time before the
                                       final maturity of the Revolving
                                       Facility, in minimum principal
                                       amounts to be agreed. Amounts
                                       borrowed under the Term Facilities
                                       that are repaid or prepaid may not
                                       be reborrowed. Amounts repaid under
                                       the Revolving Facility may be
                                       reborrowed.

                                       Amounts borrowed under the Term
                                       Facilities will be utilized by the
                                       Borrower solely (1) to finance the
                                       repurchase by the sellers thereof
                                       from the purchasers thereof of all
                                       outstanding uncollected receivables
                                       to be collected by the Borrower as
                                       collection agent under the
                                       Borrower's accounts receivable
                                       securitization facility (the
                                       "Securitization Facility"), (2) to
                                       pay approximately $60,000,000 of
                                       transaction costs for the
                                       Transactions, and (3) for liquidity
                                       and other permitted general
                                       corporate purposes. Amounts borrowed
                                       under the Revolving Facility will be
                                       utilized by the Borrower solely to
                                       finance working capital requirements
                                       and capital expenditures and for
                                       other permitted general corporate
                                       purposes. Letters of credit may be
                                       issued in the ordinary course of the
                                       Borrower's business for permitted
                                       general corporate purposes. Existing
                                       standby letters of credit issued by
                                       Mellon Bank for the benefit of the
                                       Borrower and its subsidiaries will
                                       remain outstanding up to a limit of
                                       $35,000,000, and will be secured by
                                       a shared first-priority lien on the
                                       Collateral. Treatment of existing
                                       trade letters of credit issued for
                                       the benefit of the Borrower and its
                                       subsidiaries will be as agreed in
                                       the Operative Documents.

FINAL MATURITY:                        The Term Facilities and the
                                       Revolving Facility will mature (and
                                       all lending commitments under the
                                       Revolving Facility will terminate)
                                       on August 1, 2002.

BORROWING BASE:                        All loans and other extensions of
                                       credit under the Senior Facility
                                       will be subject to a borrowing base
                                       (the "Borrowing Base") calculated as
                                       percentages to be agreed of Eligible
                                       Receivables and Eligible Inventory
                                       pledged as Collateral. The
                                       components, standards of calculation
                                       and initial advance rates of the
                                       Borrowing Base will be determined at
                                       the reasonable judgment and
                                       customary practices of the Agents.
                                       The Collateral Agent may use its
                                       reasonable judgment to increase the
                                       initial advance rates by 5%. Any
                                       increase greater than that amount
                                       will be subject to a 662/3% vote of
                                       the Senior Lenders and any increase
                                       in advance rates above 80% of the
                                       orderly liquidation value of the
                                       Eligible Inventory or 85% of orderly
                                       liquidation value of the Eligible
                                       Receivables will be subject to a
                                       100% vote of the Senior Lenders. The
                                       Borrowing Base will be computed
                                       weekly and at other times requested
                                       by the Collateral Agent. A Borrowing
                                       Base Certificate presenting the
                                       Borrower's computation will be
                                       delivered to the Collateral Agent,
                                       with respect to accounts receivable,
                                       not later than two business days
                                       after the end of each week or the
                                       date of any such request, and with
                                       respect to inventory, as agreed in
                                       the Operative Documents.

GUARANTEE:                             All obligations of the Borrower
                                       under the Senior Facility and under
                                       any interest protection or other
                                       hedging arrangements entered into
                                       with a Senior Lender (or any
                                       affiliate thereof) will be
                                       unconditionally guaranteed (the
                                       "Guarantees") by each existing and
                                       subsequently acquired or organized
                                       domestic and, to the extent no
                                       adverse tax consequences would
                                       result, foreign direct or indirect
                                       subsidiary of the Borrower owning
                                       any assets consisting of inventory,
                                       accounts receivable, certain owned
                                       real estate (including owned
                                       fixtures) and intellectual property
                                       ("Specified Assets"). Each such
                                       subsidiary (collectively, the
                                       "Subsidiary Guarantors") shall be
                                       designated as an "Unrestricted
                                       Subsidiary" under each of the
                                       indentures governing the Borrower's
                                       outstanding senior debt securities.
                                       Guarantees given by PCS Holding
                                       Corporation, PCS Health Systems and
                                       any other PCS companies
                                       (collectively, the "PCS Companies")
                                       will be limited in recourse to the
                                       assets of such companies which
                                       constitutes collateral, and the
                                       guarantees of each PCS Company and
                                       will automatically be terminated
                                       upon sale of such PCS Company by
                                       Rite Aid.

COLLATERAL:                            The Senior Facility, the Guarantees,
                                       any interest protection and other
                                       hedging arrangements entered into
                                       with a Senior Lender (or any
                                       affiliate thereof) and the
                                       Borrower's obligations in respect of
                                       not more than $35,000,000 at any
                                       time outstanding of standby letters
                                       of credit issued by Mellon Bank will
                                       be secured by a first priority
                                       pledge of, or mortgages on, all
                                       Specified Assets of each Subsidiary
                                       Guarantor (whether existing or
                                       subsequently acquired or organized)
                                       and all proceeds of the foregoing
                                       (collectively, the "Collateral").
                                       The indebtedness under the Agreement
                                       Debt, the Exchange Debt, the
                                       Synthetic Leases and the Exchange
                                       Notes (collectively, the "Second
                                       Priority Indebtedness") will be
                                       secured, on a pari passu basis, by a
                                       silent second priority lien on the
                                       Collateral. Such lien will not
                                       entitle the Second Priority
                                       Indebtedness to take any action
                                       whatsoever with respect to the
                                       Collateral, and the Senior Lenders
                                       will at all times control all
                                       remedies or other actions relating
                                       to the Collateral. The holders of
                                       the obligations under the Senior
                                       Facility will have the right to
                                       receive all proceeds of any
                                       realization on the Collateral until
                                       all obligations under the Senior
                                       Facility have been paid in full. The
                                       Second Priority Indebtedness will
                                       have secured claims in bankruptcy
                                       proceedings, but the intercreditor
                                       provisions will provide that the
                                       holders of Second Priority
                                       Indebtedness may not vote such
                                       claims in a manner adverse to the
                                       Senior Facility.

CASH DOMINION:                         The Borrower will establish a cash
                                       management system reasonably
                                       satisfactory to the Administrative
                                       Agent. As part of that system, the
                                       Administrative Agent will act as the
                                       concentration bank for all of the
                                       Borrower's and the Subsidiary
                                       Guarantors' cash collections and
                                       proceeds. Collections and proceeds
                                       from assets sales, including credit
                                       card collections, will be deposited
                                       into an account with the
                                       Administrative Agent, or into an
                                       account at another institution that
                                       is subject to a blocked account or
                                       agency agreement reasonably
                                       satisfactory to the Administrative
                                       Agent. The Borrower will have free
                                       access to the funds in such accounts
                                       during such periods of time when (i)
                                       no default exists and (ii)
                                       availability under the Senior
                                       Facility exceeds a minimum amount to
                                       be agreed by the Borrower and the
                                       Agents. At all other times, such
                                       accounts will be automatically
                                       blocked and the Administrative Agent
                                       will use each day's proceeds to
                                       reduce outstandings under the
                                       Revolving Facility, to be applied on
                                       the business day following receipt.

INTEREST RATES AND FEES:               As set forth in Annex I hereto and
                                       in the Senior Facility Fee Letter.

OPTIONAL PREPAYMENTS AND
REDUCTIONS IN COMMITMENTS:             Optional prepayments of borrowings
                                       under the Senior Facility, and
                                       optional reductions of the
                                       unutilized portion of the Senior
                                       Facility commitments, will be
                                       permitted at any time, in minimum
                                       principal amounts to be agreed,
                                       without premium or penalty, subject
                                       to reimbursement of the Senior
                                       Lenders' redeployment costs in the
                                       case of a prepayment of LIBOR
                                       borrowings other than on the last
                                       day of the relevant interest period.

MANDATORY PREPAYMENTS:                 The Senior Facility will be subject
                                       to mandatory prepayment with the
                                       proceeds of sales of Specified
                                       Assets (other than sales in the
                                       ordinary course of business and
                                       other limited exceptions to be
                                       agreed) and certain permitted
                                       capital markets transactions, but
                                       only to the extent required to
                                       ensure that the ratio of:

                                       (a)  Eligible Inventory and Eligible
                                            Receivables, to

                                       (b)  outstanding loans and unused
                                            commitments under the Senior
                                            Facility,

                                       after giving effect to any such sale
                                       or transaction, is not less than
                                       such ratio as of the closing date of
                                       the Senior Facility. Proceeds not
                                       required to be applied to the Senior
                                       Facility may be applied to repay the
                                       Agreement Debt.

                                       Mandatory prepayments of the Senior
                                       Facility will be allocated between
                                       the Revolving Facility and the Term
                                       Facility pro rata based on
                                       outstanding amounts and unused
                                       commitments. Commitments under the
                                       Revolving Facility shall be
                                       permanently reduced (with
                                       corresponding prepayments of
                                       obligations under the Revolving
                                       Facility) by amounts allocated to
                                       the Revolving Facility. Outstanding
                                       principal under the Term Facility
                                       will be prepaid with amounts
                                       allocated to the Term Facility.

                                       Borrowings under the Senior Facility
                                       (including the face amount of
                                       outstanding letters of credit) must
                                       be prepaid (or cash collateralized)
                                       on any date when the aggregate
                                       principal amount thereof exceeds the
                                       Borrowing Base by an amount
                                       sufficient to eliminate such excess.

LETTERS OF CREDIT:                     Letters of credit under the
                                       Revolving Facility will be issued by
                                       one or more Senior Lenders (or an
                                       affiliate thereof) to be agreed
                                       (collectively, the "Issuing
                                       Lender"). Each letter of credit
                                       shall expire not later than the
                                       earlier of (a) 12 months after its
                                       date of issuance and (b) the fifth
                                       business day before the final
                                       maturity of the Revolving Facility.

                                       Drawings under any letter of credit
                                       shall be reimbursed by the Borrower
                                       (or converted to loans under the
                                       Revolving Facilities) on the same
                                       business day. To the extent that the
                                       Borrower does not reimburse the
                                       Issuing Lender on the same business
                                       day, the Senior Lenders under the
                                       Revolving Facility shall be
                                       irrevocably obligated to reimburse
                                       the Issuing Lender pro rata based
                                       upon their respective Revolving
                                       Facility commitments, with the
                                       amount of such reimbursement payment
                                       being deemed to be a drawing under
                                       the Revolving Facility.

                                       The issuance of all letters of
                                       credit shall be subject to the
                                       customary procedures of the Issuing
                                       Lender.

REPRESENTATIONS AND WARRANTIES:        Usual for facilities and transactions
                                       of this type and others to be
                                       reasonably specified by the Agents
                                       (with certain exceptions to be
                                       agreed upon as a result of the
                                       current circumstances of the
                                       Borrower), including, without
                                       limitation:

                                       1.   Corporate status and authority.

                                       2.   Execution, delivery, and
                                            performance of loan documents
                                            and transactions contemplated
                                            thereby do not violate law or
                                            other agreements.

                                       3.   No government or regulatory
                                            approvals required, other than
                                            approvals in effect.

                                       4.   Neither (a) any development in
                                            any Current Litigation after
                                            April 10, 2000, or (b) other
                                            litigation or administrative
                                            proceeding which could in case
                                            of either clause (a) or (b)
                                            reasonably be expected to (i)
                                            have a material adverse effect
                                            on the business, financial
                                            position, results of operations
                                            or prospects of the Borrower
                                            and its subsidiaries, taken as
                                            a whole, (ii) affect the
                                            legality, validity and
                                            enforceability of the loan
                                            documents (including without
                                            limitation, the validity,
                                            enforceability or priority of
                                            security interests to be
                                            granted) or (iii) impair the
                                            Borrower's or its subsidiaries'
                                            ability to perform its or their
                                            obligations under the loan
                                            documents. "Current Litigation"
                                            means the bondholders' class
                                            actions and shareholders' class
                                            actions currently pending in
                                            the Eastern District of
                                            Pennsylvania, and the related
                                            pending Securities Exchange
                                            Commission investigation.

                                       5.   Since November 2, 1999, and
                                            until delivery by Rite Aid of
                                            financial statements for the
                                            fiscal quarter ending May 27,
                                            2000, no material adverse
                                            change in the revenues, store
                                            operations, inventory, accounts
                                            receivable, business or
                                            prospects of Rite Aid and its
                                            subsidiaries taken as a whole,
                                            or to Rite Aid's knowledge, in
                                            any relationship with any
                                            vendor or third party insurance
                                            payor of Rite Aid or any of its
                                            subsidiaries, taken as a whole,
                                            other than, in each case, as
                                            publicly disclosed before April
                                            10, 2000.

                                       6.   Effective upon delivery by Rite
                                            Aid of financial statements for
                                            the fiscal quarter ending May
                                            27, 2000, no material adverse
                                            change in the business,
                                            financial position, results of
                                            operations or prospects of the
                                            Borrower and its subsidiaries,
                                            taken as a whole since May 27,
                                            2000.

                                       7.   Effective until delivery by
                                            Rite Aid of financial
                                            statements for the fiscal
                                            quarter ending May 27, 2000,
                                            accuracy of representations
                                            concerning revenues, store
                                            operations, inventory, accounts
                                            receivable, business or
                                            prospects of Rite Aid and its
                                            subsidiaries, or to Rite Aid's
                                            knowledge, in any relationship
                                            with any vendor or third party
                                            insurance payor of Rite Aid and
                                            any of its subsidiaries.

                                       8.   Effective upon delivery by Rite
                                            Aid of financial statements for
                                            the fiscal quarter ending May
                                            27, 2000, accuracy of financial
                                            statements (except as
                                            previously disclosed in writing
                                            to the Agents and the Senior
                                            Lenders) and other information.

                                       9.   Material compliance with laws
                                            and regulations, including
                                            ERISA, margin regulations and
                                            all applicable environmental
                                            laws and regulations, except as
                                            previously disclosed before
                                            April 10, 2000 to the Agents
                                            and the Senior Lenders.

                                       10.  Legality, validity, binding
                                            effect and enforceability of
                                            the loan documents.

                                       11.  Inapplicability of the
                                            Investment Company Act and
                                            Public Utility Holding Company
                                            Act.

                                       12.  Solvency.

                                       13.  Payment of taxes.

                                       14.  Validity, priority and
                                            perfection of security
                                            interests in the Collateral,
                                            and location of accounts
                                            receivable, inventory,
                                            receivables, real estate and
                                            intellectual property in
                                            Subsidiary Guarantors.

                                       15.  No conflicts with laws,
                                            material contracts, etc.

CONDITIONS PRECEDENT
TO INITIAL BORROWING:                  Usual for facilities and transactions
                                       of this type, including those specified
                                       in the Summary of Additional Conditions
                                       Precedent attached as Exhibit C to the
                                       Commitment Letter, and others to be
                                       reasonably specified by the Agents
                                       (with certain exceptions to be
                                       agreed upon as a result of the
                                       current circumstances of the
                                       Borrower).

AFFIRMATIVE COVENANTS:                 Usual for facilities and transactions
                                       of this type and others to be
                                       reasonably specified by the Agents
                                       (to be applicable to the Borrower
                                       and the Borrower's subsidiaries),
                                       including, without limitation, and
                                       subject, in each case, to customary
                                       exceptions to be agreed:

                                       1.   Preservation of corporate
                                            existence.

                                       2.   Material compliance with laws
                                            (including ERISA and applicable
                                            environmental laws).

                                       3.   Payment of taxes.

                                       4.   Payment or performance of
                                            obligations.

                                       5.   Delivery of audited and
                                            unaudited financial statements
                                            to be agreed, including
                                            delivery by July 11, 2000 of
                                            audited financial statements
                                            for the fiscal year ended
                                            February 26, 2000 and of
                                            unaudited financial statements
                                            for the fiscal quarter ending
                                            May 27, 2000.

                                       6.   Other reporting requirements,
                                            including with respect to the
                                            Borrowing Base, and notices of
                                            default and litigation.

                                       7.   Visitation rights, including
                                            Collateral and Borrowing Base
                                            reviews.

                                       8.   Maintenance of books and records.

                                       9.   Maintenance of properties.

                                       10.  Maintenance of insurance.

                                       11.  Use of proceeds.

                                       12.  Further assurances, including
                                            future pledges of Specified
                                            Assets to be owned and pledged
                                            by Subsidiary Guarantors that
                                            are "Unrestricted Subsidiaries"
                                            under the Borrower's
                                            indentures.

NEGATIVE COVENANTS:                    Usual for facilities and transactions
                                       of this type and others to be reasonably specified by the Agents (to be applicable to the Borrower and the Borrower's subsidiaries), including, without limitation, subject in each case to customary exceptions to be agreed:

                                       1.   Limitations on liens. Security
                                            interests with respect to
                                            existing trade letters of
                                            credit that continue after the
                                            closing date will be permitted.

                                       2.   Limitations on incurrence of
                                            debt (including obligations in
                                            respect of foreign currency
                                            exchange and other hedging
                                            arrangements). Treatment of
                                            existing trade letter of credit
                                            arrangements will be as agreed
                                            in the Operative Documents.

                                       3.   Limitations on dividends,
                                            redemptions and repurchases
                                            with respect to capital stock
                                            and on loans and investments.

                                       4.   Limitations on prepayments,
                                            redemptions and repurchases of
                                            certain debt (other than loans
                                            under the Senior Facility and
                                            prepayments of the Exchange
                                            Debt and the Agreement Debt
                                            with proceeds of the
                                            dispositions of the PCS
                                            Companies, drugstore.com and
                                            other first priority collateral
                                            granted to the holders hereof).

                                       5.   Limitations on loans and
                                            investments.

                                       6.   Limitations on capital
                                            expenditures.

                                       7.   Limitations on mergers,
                                            consolidations, acquisitions,
                                            asset dispositions and
                                            sale/leaseback transactions.

                                       8.   Limitations on transactions
                                            with affiliates.

                                       9.   Limitations on changes in
                                            business conducted by the
                                            Borrower and its subsidiaries.

                                       10.  Limitations on amendment of
                                            certain debt and other material
                                            agreements.

                                       11.  Limitations on the issuance and
                                            sale of capital stock of
                                            subsidiaries.

                                       12.  Limitations on restrictions on
                                            distributions from
                                            subsidiaries.

                                       13.  Limitation on negative pledges
                                            granted to other creditors.

SELECTED FINANCIAL
COVENANTS:                             Usual for facilities and
                                       transactions of this type,
                                       including, without limitation,
                                       minimum EBITDA, a minimum interest
                                       coverage ratio and a minimum fixed
                                       charge coverage ratio.

EVENTS OF DEFAULT:                     Usual for facilities and
                                       transactions of this type and others
                                       to be reasonably specified by the
                                       Agents, including, without
                                       limitation:

                                       1.   Failure to pay principal,
                                            interest or any other amount
                                            when due.

                                       2.   Representations or warranties
                                            materially incorrect when
                                            given.

                                       3.   Failure to comply with
                                            covenants (with notice and cure
                                            periods as applicable).

                                       4.   Cross-default to payment
                                            defaults on principal
                                            aggregating $25,000,000, or
                                            default or event of default if
                                            the effect is to accelerate or
                                            (with lapse of time, notice or
                                            both) permit acceleration.

                                       5.   Unsatisfied judgment or order
                                            in excess of $25,000,000
                                            individually or of $25,000,000
                                            in the aggregate.

                                       6.   Bankruptcy or insolvency.

                                       7.   ERISA events.

                                       8.   Change of control or ownership.

                                       9.   Actual invalidity, or
                                            invalidity asserted by Rite Aid
                                            or any of its subsidiaries, of
                                            any loan document.

                                       10.  Invalidity, non-perfection or
                                            loss of priority of any
                                            material lien.

VOTING: Amendments and waivers of the loan documents will require the approval of Senior Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facility, except that (a) the consent of each affected Senior Lender shall be required with respect to, among other things, (i) waiver of any condition precedent to the initial borrowing, (ii) increases in commitments of the Senior Lenders, (iii) reductions of principal, interest or fees, (iv) extensions of final maturity and (v) releases of all or any substantial part of the Collateral (other than in connection with any sale or financing of Collateral permitted by the loan documents) and (b) the consent of Senior Lenders holding more than 50% of each adversely affected tranche of the Term
                                       Facilities shall be required with
                                       respect to any amendment that
                                       changes the allocation between the
                                       Term Facilities of any prepayments
                                       of loans under the Term Facilities.

ASSIGNMENT AND PARTICIPATION:          The Senior Lenders will have the
                                       right to assign loans and
                                       commitments to (i) their affiliates,
                                       (ii) other Senior Lenders or (iii)
                                       any Federal Reserve Bank, in each
                                       case without restriction, or to
                                       other financial institutions, with
                                       the consent, not to be unreasonably
                                       withheld, of the Agents and the
                                       Borrower (but the Borrower's consent
                                       shall not be required if an Event of
                                       Default shall have occurred and be
                                       continuing). Minimum aggregate
                                       assignment level (except other
                                       Senior Lenders) of $5,000,000 and
                                       increments of $1,000,000 in excess
                                       thereof. The parties to the
                                       assignment (other than the Borrower)
                                       shall pay to the Administrative
                                       Agent an administrative fee of
                                       $3,500.

                                       Each Senior Lender will have the
                                       right to sell participations in its
                                       rights and obligations under the
                                       loan documents, subject to customary
                                       restrictions on the participants'
                                       voting rights.

YIELD PROTECTION, TAXES
AND OTHER DEDUCTIONS:                  (1)  The loan documents will contain
                                            yield protection provisions,
                                            customary for facilities of
                                            this nature, protecting the
                                            Senior Lenders in the event of
                                            unavailability of funding,
                                            funding losses, reserve and
                                            capital adequacy requirements.

                                       (2)  All payments to be free and
                                            clear of any present or future
                                            taxes, withholdings or other
                                            deductions whatsoever (other
                                            than income taxes in the
                                            jurisdiction of the Senior
                                            Lender's applicable lending
                                            office). The Senior Lenders
                                            will use reasonable efforts to
                                            minimize to the extent possible
                                            any applicable taxes and the
                                            Borrower will indemnify the
                                            Senior Lenders and the Agents
                                            for such taxes paid by the
                                            Senior Lenders or the Agents.

EXPENSES:                              The Borrower will reimburse all
                                       reasonable out-of- pocket expenses
                                       (including, without limitation,
                                       expenses incurred in connection with
                                       due diligence, Collateral and
                                       Borrowing Base appraisals and fees
                                       and expenses of counsel) (a) of
                                       Citi/SSB and SSBI incurred by them
                                       in connection with the preparation,
                                       syndication and execution of the
                                       Senior Facility and the loan
                                       documents and (b) of Citi/SSB, SSBI
                                       and the Senior Lenders incurred by
                                       them in connection with the waiver,
                                       modification and enforcement of the
                                       Senior Facility and the loan
                                       documents. Such amounts shall be
                                       reimbursed by the Borrower upon
                                       presentation of a statement of
                                       account, whether or not the Initial
                                       Funding Date occurs or the loan
                                       documents are executed and
                                       delivered.

GOVERNING LAW AND FORUM:               New York.

COUNSEL TO CITI/SSB AND SSBI:          Cravath, Swaine & Moore.




                                                                      ANNEX I
                                                                 to Exhibit B



                               PROJECT SHIELD
               $1,000,000,000 SENIOR SECURED CREDIT FACILITY
                          INTEREST RATES AND FEES


INTEREST RATES:                        The interest rates under the Senior
                                       Facility are LIBOR plus a spread of
                                       3.00% or Base Rate plus a spread of
                                       2.00%.

                                       The Borrower may choose LIBOR or
                                       Base Rate pricing and may elect
                                       interest periods of 7 days or 1, 1
                                       1/2, 2, 3 or 6 months for LIBOR
                                       borrowings, except that all swing
                                       line loans will have Base Rate
                                       pricing.

                                       Calculation of interest shall be on
                                       the basis of actual days elapsed in
                                       a year of 360 days (or 365 or 366
                                       days, as the case may be, in the
                                       case of Base Rate loans).

                                       Interest will be payable in arrears
                                       (a) for loans accruing interest at a
                                       rate based on LIBOR, at the end of
                                       each interest period (but not less
                                       frequently than every 3 months) and
                                       on the maturity date, (b) for loans
                                       accruing interest based on the Base
                                       Rate, quarterly in arrears and on
                                       the maturity date.

                                       "Base Rate" means the highest of (a)
                                       Citibank, N.A.'s base rate, (b) the
                                       Federal Funds Effective Rate plus
                                       1/2 of 1% and (c) the Base CD Rate
                                       plus 1/2 of 1%.

                                       LIBOR will at all times include
                                       statutory reserves.

DEFAULT RATE:                          The applicable interest rate plus 2%
                                       per annum.

COMMITMENT FEES:                       0.5% per annum on the undrawn
                                       portion of the commitments in
                                       respect of the Senior Facility,
                                       payable quarterly in arrears.

LETTER OF CREDIT FEE:                  A per annum fee equal to the spread
                                       over LIBOR under the Revolving
                                       Facility will accrue on the
                                       aggregate face amount of outstanding
                                       letters of credit under the
                                       Revolving Facility, payable
                                       quarterly in arrears and on the
                                       termination of the Revolving
                                       Facility, in each case for the
                                       actual number of days elapsed over a
                                       360-day year. Such fees shall be
                                       distributed to the Senior Lenders
                                       participating in the Revolving
                                       Facility pro rata in accordance with
                                       the amount of each such Senior
                                       Lender's Revolving Facility
                                       commitment. In addition, the
                                       Borrower shall pay to the Issuing
                                       Lender, for its own account, (a) a
                                       fronting fee of 1/4 of 1% per annum
                                       on the aggregate face amount of
                                       outstanding letters of credit,
                                       payable quarterly in arrears and on
                                       the termination of the Revolving
                                       Facility, in each case for the
                                       actual number of days elapsed over a
                                       360-day year, and (b) customary
                                       issuance and administration fees.




                                                        CONFIDENTIAL EXHIBIT C
April 10, 2000



                               PROJECT SHIELD
               $1,000,000,000 SENIOR SECURED CREDIT FACILITY
                 SUMMARY OF ADDITIONAL CONDITIONS PRECEDENT

All capitalized terms used herein but not defined herein shall have the meanings provided in the Transaction Description and the Summary of Principal Terms and Conditions relating to this Summary of Additional Conditions Precedent.

The initial borrowing under the Senior Facility shall be subject to the following additional conditions precedent:

1. CONSUMMATION OF DEBT MODIFICATION. The Debt Modification shall have been consummated, and in connection therewith:

        (a) The holders of the indebtedness under the Agreement Debt and the Synthetic Leases shall have:

               (i) Extended the maturity of such indebtedness to August 15, 2002, except that with respect to the Synthetic Leases, the maturity date for each such Synthetic Lease shall be the later of August 15, 2002 and the applicable maturity date currently existing under such Synthetic Lease.

               (ii)  Modified certain existing covenants.

               (iii) Agreed to a silent second priority security interest in the Collateral.

               (iv)  Eliminated rights to additional collateral.

        (b) Not less than 85% of the Existing Notes shall have been exchanged, in an Exchange Offer, at par, for Exchange Notes maturing on September 15, 2002 and having the same silent second priority security interest in the Collateral as the Agreement Debt and, other than maturity and interest rates, containing substantially the same terms and provisions as the Existing Notes.

The terms and conditions of the Debt Modification, and all documentation and agreements relating thereto, shall be reasonably satisfactory to the Agents and the Senior Lenders.

2. SENIOR FACILITY DOCUMENTATION. The documentation for the Senior Facility shall have been executed and delivered and shall be reasonably satisfactory to each of the Agents and the Senior Lenders. The holders of the Second Priority Indebtedness or their representatives shall have entered into, or otherwise become subject to, intercreditor arrangements reasonably satisfactory to the Agents and the Senior Lenders providing for the silent second priority lien on the Collateral described under the heading "Collateral" in the Summary of Principal Terms and Conditions.

3. COLLATERAL AND GUARANTEES. All Specified Assets of the Borrower and its subsidiaries (other than foreign subsidiaries to the extent adverse tax consequences would result and de minimis Specified Assets owned by the Borrower) shall be owned by Subsidiary Guarantors and the Senior Lenders shall have a first-priority perfected security interest in the Collateral. Notwithstanding anything to the contrary, none of the assets of the Borrower shall be pledged as Collateral. The Agents shall be reasonably satisfied that all material Specified Assets acquired after the Funding Date will be owned by Subsidiary Guarantors and subject to a first-priority perfected security interest securing the Senior Facility obligations.

4. SECURITIZATION FACILITY. All outstanding uncollected receivables to be collected by Rite Aid as collection agent under its accounts receivable securitization facility (the "Securitization Facility") will be repurchased by the sellers from the purchaser thereof, and the Securitization Facility terminated, substantially simultaneously with the initial borrowing under the Senior Facility.

5. CERTAIN FINANCIAL INFORMATION. The Agents and the Senior Lenders shall have received certain financial information of the Borrower and its subsidiaries as of a date or dates to be agreed upon, relating to inventory, accounts receivable, certain owned real estate, funded debt obligations and trade accounts payable (including the obligors thereof), in each case with respect to the Borrower and its subsidiaries, together with a certificate of the chief financial officer of the Borrower to the effect that to such officer's knowledge such information accurately presents the matters disclosed therein (subject to the limitations and qualifications stated therein (which shall be reasonably satisfactory to the Agents) and subject to adjustments to reflect the results of the Borrower's ongoing audits), and the Agents and the Senior Lenders shall be satisfied that such statements are not materially inconsistent with the forecasts and other information previously provided to the Agents and the Senior Lenders.

6. BUSINESS PLAN. The Agents and the Senior Lenders shall have received a three year business plan of the Borrower which shall be satisfactory in all material respects to the Agents and the Senior Lenders.

7. BORROWING BASE; VALUATION AND APPRAISAL; FIELD EXAMINATION. The Borrowing Base shall be sufficient to support the initial borrowings under the Senior Facility. The Administrative Agent shall have received such valuations and appraisals of the Borrowing Base by an independent appraisal firm reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably request. The Administrative Agent shall have completed completion of a field examination of the Collateral, the results of which shall be satisfactory to the Senior Lenders.

8. ENVIRONMENTAL AND EMPLOYEE HEALTH AND SAFETY. The Agents and the Senior Lenders shall be reasonably satisfied as to the amount and nature of any environmental liabilities and exposures relating to the properties to be mortgaged, and any employee health and safety liabilities and exposures to which the Borrower and its subsidiaries may be subject and with the plans of the Borrower with respect thereto. The Agents and the Senior Lenders shall have received Phase I desk audits relating to the properties to be mortgages reasonably satisfactory to the Agents from an environmental consulting firm satisfactory to Agents.

9. LITIGATION. There shall be (a) no development in any Current Litigation after April 10, 2000, and (b) no litigation or administrative proceeding that in case of either clause (a) or (b) could reasonably be expected to have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower and its subsidiaries, taken as a whole, or which in the Agents' judgment would affect the legality, validity and enforceability of the loan documents (including without limitation, the validity, enforceability or priority of security interests to be granted) or would impair the Borrower's or its subsidiaries' ability to perform its or their obligations under the loan documents. There shall be no development in any Current Litigation after April 10, 2000, and there shall be no litigation or administrative proceeding that, in the Senior Lenders' sole judgment, could impair the validity, enforceability or priority of the security interests to be granted in favor of the Senior Lenders under the Operative Documents.

10. WORKING CAPITAL. The Agents shall be reasonably satisfied with the sufficiency of amounts available under the Senior Facility to meet the ongoing working capital requirements of the Borrower and its subsidiaries.

11. EXISTING MANAGEMENT. The Agents shall be satisfied with any proposed changes in the management of the Borrower.

12. NO CONFLICTS. The consummation of the Transactions, including the Senior Facility and the other transactions contemplated hereby, shall not
(a) violate any applicable law, statute, rule or regulation or (b) conflict with, or result in a default or event of default or an acceleration of any rights or benefits under, any material agreement of the Borrower or any of its subsidiaries, and the Agents and the Senior Lenders shall have received one or more legal opinions to such effect, satisfactory to the Agents, from counsel to the Borrower satisfactory to the Agents.

13. CONSENTS. All requisite material governmental authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions contemplated hereby.

14. MATERIAL ADVERSE CHANGE. Absence of any material adverse change in the revenues, store operations, inventory, accounts receivable, business or prospects of Rite Aid and its subsidiaries taken as a whole, or to Rite Aid's knowledge, in any relationship with any vendor or third party insurance payor of Rite Aid or any of its subsidiaries, taken as a whole, since November 2, 1999, other than, in each case, as publicly disclosed before April 10, 2000.

15. CONTRACTUAL RESTRICTIONS. The Senior Lenders' satisfaction that the Borrower and its subsidiaries are not subject to material contractual or other restrictions that would be violated by the contemplated transactions, including the granting of security interests and guarantees by subsidiaries.

16. TITLE SEARCHES. The Collateral Agent shall have received mortgage and lien searches with respect to the real estate Collateral reasonably satisfactory to the Agents.

17. MISCELLANEOUS CLOSING CONDITIONS. Other customary closing conditions, including delivery of satisfactory legal opinions of the Borrower's and the Agents' counsel, other financial information to be agreed; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority; compliance with applicable laws and regulations (including but not limited to ERISA, margin regulations and environmental laws); payment of fees and expenses; and obtaining of satisfactory insurance.